UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 21, 2005

Date of Report (Date of earliest event reported)

Shurgard Storage Centers, Inc.

(Exact name of registrant as specified in charter)

Washington	001-11455	91-1603837
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street, Suite 400

Seattle, Washington 98109-4426

(Address of principal executive offices) (Zip Code)

(206) 624-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Effective March 21, 2005, Rod Pierson resigned as interim Chief Accounting Officer of Shurgard Storage Centers, Inc. (the “Company”). The Company’s board of directors had appointed Mr. Pierson to the position in February 2004 to serve until the Company identified a permanent Chief Accounting Officer. Mr. Pierson’s resignation was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

(c) Effective March 21, 2005, the Company has appointed Lynn Thrower, 53, as its new Vice President and Chief Accounting Officer. Ms. Thrower joined the Company in October 2004 as the Company’s Corporate Controller and will continue to serve in that capacity. Ms. Thrower is a certified public accountant and has over 20 years of experience in accounting and finance including general accounting, financial analysis, auditing and tax. From 1996 until she joined the Company, Ms. Thrower was the Corporate Controller for Rockford Corporation, a publicly traded mobile and home audio manufacturer, where she played the primary financial role in Rockford’s initial public offering, as well as several domestic and international acquisitions of complimentary companies. Prior to that, she worked in public accounting with KPMG Peat Marwick, and as a corporate controller, division controller, chief financial officer, trust administrator and internal auditor for both privately held and publicly traded companies. Ms. Thrower received her Bachelor of Arts degree in Spanish literature at Loyola Marymount University and her Masters in Business Administration, specializing in accounting, from the University of California, Berkeley.

There is no family relationship between Ms. Thrower and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer. There are no arrangements or understandings between Ms. Thrower and any other person pursuant to which he was selected as a Director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shurgard Storage Centers, Inc.

Dated: March 25, 2005	By:	/s/ Jane A. Orenstein
	Name:	Jane A. Orenstein
	Title:	Vice President